Exhibit 99.1

Hastings	CONTACT:	Dan Crow	PR06-129
Entertainment, Inc.		Vice President and Chief Financial Officer (806) 677-1422 www.gohastings.com

Hastings Entertainment, Inc. Reports Net Income of $0.17 per Diluted Share
for 1Q 2006 Compared to $0.06 per Diluted Share for 1Q 2005
AMARILLO, Texas, May 22, 2006—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three months ended April 30, 2006. Net income was $1.9 million, or $0.17 per diluted share, for the first quarter of fiscal year 2006 compared to net income of approximately $0.8 million, or $0.06 per diluted share, for the first quarter of fiscal year 2005.
“We were very pleased with our operating results for the first quarter,” said John Marmaduke, Chairman and Chief Executive Officer. “Total revenues increased 1.8% and total comparable store sales increased 2.4% in spite of continued weakness in the music and in-store video rental industries, which speaks to the strength of our multi-media business model. This, along with our continued focus on reducing costs, enabled us to increase net income for the quarter from $0.8 million last year to $1.9 million this year. We will continue to focus on cost controls as well as new merchandising and branding initiatives, which we believe will enable us to achieve our guidance for the full fiscal year.”
Financial Results for the First Quarter of Fiscal Year 2006
Revenues. Total revenues for the first quarter increased $2.3 million, or 1.8%, to $131.4 million compared to $129.1 million for the first quarter of fiscal 2005. The following is a summary of our revenue results (dollars in thousands):

	Three Months Ended April 30,
	2006		2005		Increase/(Decrease)
		Percent of		Percent of
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$106,952	81.4%	$104,864	81.2%	$2,088	2.0%
Rental revenue	24,460	18.6%	24,260	18.8%	200	0.8%

Total revenues	$131,412	100.0%	$129,124	100.0%	$2,288	1.8%

Comparable-store revenues:
Total	2.4%
Merchandise	2.4%
Rental	2.3%

Below is a summary of the Comp results for those categories:

	Three Months Ended April 30,
	2006	2005
Music	-6.0%	-1.3%
Books	2.7%	-3.4%
Video for sale	13.8%	2.4%
Video games	6.3%	30.6%
Boutique	-0.3%	17.1%
Music Comps decreased 6.0%, which was primarily attributable to a weaker release schedule compared to the prior year’s quarter, partially offset by increased sales of music hardware. Book Comps increased 2.7% as a result of increased sales of new release paperbacks and used books, partially offset by decreased sales of hardback new releases. Video for sale Comps increased 13.8% due to increased sales of front-line new release DVDs, DVD box sets, as well as used DVDs. Video game Comps increased 6.3% due primarily to increased sales of Microsoft XBOX 360 games. Boutique Comps decreased 0.3%, primarily due to decreased sales of t-shirts, partially offset by increased sales of action figures and other collectible toys.
Rental video Comps increased 2.3% from the same period last year due to better box office titles and improved marketing initiatives.
Gross Profit. For the first quarter, total gross profit dollars increased approximately $2.6 million, or 5.9%, to $46.6 million from $44.0 million for the same period last year, primarily as a result of increased sales volume as well as lower freight, shrinkage and returns expense. As a percentage of total revenues, gross profit increased to 35.5% for the quarter compared to 34.1% for the same quarter in the prior year.
Selling, General and Administrative expenses (“SG&A”). SG&A increased approximately $0.6 million to $42.9 million for the current quarter compared to $42.3 million for the same quarter in the prior year. As a percentage of total revenues, SG&A decreased to 32.6% for the current quarter compared to 32.8% for the same quarter in the prior year.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. On April 4, 2005, the Board of Directors approved an increase of $2.5 million to the program and on March 15, 2006, the Board of Directors approved an additional increase of $5.0 million. During the first quarter of fiscal year 2006, we did not repurchase any shares of our common stock. As of April 30, 2006, a total of 1,281,463 shares had been repurchased under the program at a cost of approximately $6.7 million, for an average cost of approximately $5.23 per share.
Store Activity
Since March 27, 2006, which was the date we last reported store activity, we have had additional store activity as follows:

			Selling Square
Community	Type	Population	Footage	Date Opened
Jonesboro, AR	Remodel	55,515	22,802	4/21/2006

Fiscal Year 2006 Guidance
“Net income for the quarter was in line with our internal forecast, which is the basis for our guidance,” said Dan Crow, Vice President and Chief Financial Officer. “Consequently we are reaffirming our guidance of net income per diluted share ranging from $0.58 to $0.63 for the full fiscal year ending January 31, 2007.”
Safe Harbor Statement
Certain written and oral statements set forth above or made by Hastings or with the approval of an authorized executive officer of the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements which are not necessarily historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements regarding our future merchandise margins and our general guidance for fiscal year 2006, are forward-looking statements. Such statements are based upon Company management’s current estimates, assumptions and expectations, which are based on information available at the time of this disclosure, and are subject to a number of factors and uncertainties, including, but not limited to, our inability to attain such estimates, assumptions and expectations, a downturn in market conditions in any industry, including the current economic state of retailing (relating to the products we inventory, sell or rent) and the effects of or changes in economic conditions in the U.S. or the markets in which we operate. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used CDs, books, videos and video games, as well as boutique merchandise, with the rental of videos and video games in a superstore format. We currently operate 153 superstores, averaging approximately 20,000 square feet, primarily in medium-sized markets throughout the United States.
We also operate www.gohastings.com, an e-commerce Internet web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access to filings with the Securities and Exchange Commission.

Consolidated Balance Sheets
(Dollars in thousands)

	April 30,	April 30,	January 31,
	2006	2005	2006
	(unaudited)	(unaudited)
Assets
Current Assets
Cash	$6,979	$6,274	$3,617
Merchandise inventories, net	160,107	150,288	165,049
Deferred income taxes, current	4,692	3,017	4,234
Other current assets	7,380	6,752	7,016

Total current assets	179,158	166,331	179,916

Rental assets, net	12,729	12,409	12,606
Property and equipment, net	58,444	62,822	60,013
Deferred income taxes, non-current	1,751	1,600	1,492
Intangible assets, net	432	520	454
Other assets	189	17	180

Total assets	$252,703	$243,699	$254,661

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities on capital lease obligations	$54	$248	$94
Trade accounts payable	71,971	76,247	88,991
Accrued expenses and other current liabilities	33,289	28,949	38,323

Total current liabilities	105,314	105,444	127,408

Long-term debt, excluding current maturities	46,140	43,008	28,057
Other liabilities	4,472	4,708	4,503

Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	35,986	36,147	36,076
Retained earnings	63,391	56,525	61,466
Other comprehensive income	163	—	141
Treasury stock, at cost	(2,882)	(2,252)	(3,109)

Total shareholders’ equity	96,777	90,539	94,693

Total liabilities and shareholders’ equity	$252,703	$243,699	$254,661

Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three months ended
	April 30,
	2006	2005
	(unaudited)	(unaudited)
Merchandise revenue	$106,952	$104,864
Rental video revenue	24,460	24,260

Total revenues	131,412	129,124

Merchandise cost of revenue	75,569	76,703
Rental video cost of revenue	9,221	8,383

Total cost of revenues	84,790	85,086

Gross profit	46,622	44,038

Selling, general and administrative expenses	42,873	42,327
Pre-opening expenses	—	88

Operating income	3,749	1,623

Other income (expense):
Interest expense	(664)	(493)
Other, net	69	101

Income before income taxes	3,154	1,231

Income tax expense	1,229	477

Net income	$1,925	$754

Basic income per share	$0.17	$0.07

Diluted income per share	$0.17	$0.06

Balance Sheet and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	April 30,	April 30,
	2006	2005
Merchandise inventories, net	$160,107	$150,288
Inventory turns, trailing 12 months (B)	1.78	1.82

Long-term debt	$46,140	$43,008
Long-term debt to total capitalization (C)	32.3%	32.2%

Book value (D)	$96,777	$90,539
Book value per share (E)	$8.33	$7.59

	Three Months Ended April 30,
	2006	2005
Comparable-store revenues (F):
Total	2.4%	-0.1%
Merchandise	2.4%	1.5%
Rental	2.3%	-6.2%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding as of period end.

(F)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the Internet are not included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.
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